Exhibit 99

FOR IMMEDIATE RELEASE

June 28, 2023

General Mills Reports Fiscal 2023 Fourth-quarter and Full-year Results and Provides Fiscal 2024 Outlook

General Mills Board of Directors Declares Nine Percent Dividend Increase

Full Year Highlights

•	Net sales of $20.1 billion increased 6 percent from the prior year; organic net sales[1] were up 10 percent

•	Operating profit of $3.4 billion was down 1 percent; adjusted operating profit of $3.46 billion was up 8 percent in constant currency

•	Diluted earnings per share (EPS) of $4.31 was down 2 percent from the prior year; adjusted diluted EPS of $4.30 was up 10 percent in constant currency

Fourth Quarter Highlights

•	Net sales of $5.0 billion increased 3 percent; organic net sales increased 5 percent

•	Operating profit of $818 million was down 19 percent; adjusted operating profit of $889 million effectively matched year-ago levels in constant currency

•	Diluted EPS of $1.03 was down 24 percent; adjusted diluted EPS of $1.12 increased 1 percent in constant currency

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS (June 28, 2023) – General Mills, Inc. (NYSE: GIS) today reported results for the fourth quarter and fiscal year ended May 28, 2023.

“We delivered excellent results in fiscal 2023, including generating double-digit growth in organic net sales and constant-currency adjusted diluted EPS and exceeding $20 billion in annual net sales for the first time in our company’s history,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “Led by our Accelerate strategy, our team successfully navigated a highly dynamic operating environment with agility, focus, and resilience.”

“As we turn to fiscal 2024, we’ll lean on these same traits to continue to succeed in an evolving business landscape. We’ll focus on continuing to compete effectively, driving efficiency in our operations, and maintaining our disciplined approach to capital allocation, which we expect to result in financial performance that meets or exceeds each of our key long-term goals. To underscore our commitment to driving strong returns to General Mills shareholders, our Board approved a nine percent dividend increase effective with the August 2023 payment.”

General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and standing for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures to further enhance its growth profile.

Fourth Quarter Results Summary

•

Net sales increased 3 percent to $5.0 billion, including a 1-point headwind from net divestiture and acquisition activity and 1 point of unfavorable foreign currency exchange. Organic net sales increased 5 percent, driven by positive organic net price realization and mix, partially offset by lower organic pound volume, including a headwind from a reduction in retailer inventory in North America Retail.

•

Gross margin was down 180 basis points to 34.4 percent of net sales, driven by higher input costs and unfavorable mark-to-market effects, partially offset by favorable net price realization and mix. Adjusted gross margin was up 120 basis points to 35.0 percent of net sales, driven by favorable net price realization and mix, partially offset by higher input costs, including 9 percent input cost inflation in the quarter.

•

Operating profit of $818 million was down 19 percent, reflecting higher selling, general, and administrative (SG&A) expenses, higher restructuring charges, and lower gross profit dollars, partially offset by favorable net investment activity. Operating profit margin of 16.3 percent was down 450 basis points. Adjusted operating profit of $889 million effectively matched year-ago levels in constant currency, with higher adjusted SG&A expenses, including a double-digit increase in media investment, offset by higher adjusted gross profit dollars. Adjusted operating profit margin was down 60 basis points to 17.7 percent.

•

Net earnings attributable to General Mills of $615 million were down 25 percent and diluted EPS was down 24 percent to $1.03, driven primarily by lower operating profit. Adjusted diluted EPS of $1.12 increased 1 percent in constant currency, driven primarily by lower net shares outstanding, partially offset by lower benefit plan non-service income.

Full Year Results Summary

•

Net sales increased 6 percent to $20.1 billion, including a 4-point headwind from net divestiture and acquisition activity and 1 point of unfavorable foreign currency exchange. Organic net sales increased 10 percent, driven by positive organic net price realization and mix, partially offset by lower organic pound volume.

•

Gross margin was down 110 basis points to 32.6 percent of net sales, driven by higher input costs and unfavorable mark-to-market effects, partially offset by favorable net price realization and mix. Adjusted gross margin was up 120 basis points to 34.2 percent of net sales, driven by favorable net price realization and mix, partially offset by higher input costs, including 13 percent annual input cost inflation.

•

Operating profit of $3.4 billion was down 1 percent, driven primarily by higher SG&A expenses and higher restructuring charges, partially offset by gains on divestitures and higher gross profit dollars. Operating profit margin of 17.1 percent was down 120 basis points. Adjusted operating profit of $3.46 billion increased 8 percent in constant currency, driven by higher adjusted gross profit dollars, partially offset by higher adjusted SG&A expenses, including a double-digit increase in media investment. Adjusted operating profit margin increased 30 basis points to 17.2 percent.

•

Net earnings attributable to General Mills were down 4 percent to $2.6 billion and diluted EPS was down 2 percent to $4.31, primarily reflecting lower operating profit, a higher effective tax rate, and lower after-tax earnings from joint ventures, partially offset by lower net shares outstanding. Adjusted diluted EPS of $4.30 was up 10 percent in constant currency, driven primarily by higher adjusted operating profit, a lower adjusted effective tax rate, and lower net shares outstanding, partially offset by lower benefit plan non-service income and lower after-tax earnings from joint ventures.

Notes on Comparability

The following transactions had a significant impact on the comparability of financial results between fiscal 2022 and fiscal 2023: the acquisition of Tyson Foods’ pet treat business in the first quarter of fiscal 2022; the divestiture of the European yogurt business in the third quarter of fiscal 2022; the divestiture of certain international dough businesses in the third and fourth quarters of fiscal 2022; the acquisition of the TNT Crust foodservice business in the first quarter of fiscal 2023; and the divestiture of the Helper main meals and Suddenly Salad side dishes business in the first quarter of fiscal 2023.

In addition, fiscal 2023 results included the impact of a voluntary recall on certain international Häagen-Dazs ice cream products, which was a headwind to net sales and operating profit results in the International segment. Unallocated corporate items in fiscal 2023 included an additional $22 million of charges related to product disposals associated with the ice cream recall that were excluded from adjusted operating profit results. The company does not expect a material impact from the ice cream recall beyond fiscal 2023.

Operating Segment Results

Note: Tables may not foot due to rounding.

Components of Fiscal 2023 Reported Net Sales Growth

Fourth Quarter	Volume		Price/Mix		Foreign Exchange		Reported Net Sales
North America Retail	(8	) pts	11	pts	(1	) pt	2%
Pet	(2	) pts	9	pts	—		7%
North America Foodservice	3	pts	5	pts	—		7%
International	(15	) pts	18	pts	(3	) pts	(1)%

Total	(6	) pts	10	pts	(1	) pt	3%

Full Year
North America Retail	(6	) pts	16	pts	(1	) pt	9%
Pet	(2	) pts	12	pts	—		9%
North America Foodservice	2	pts	16	pts	—		19%
International	(28	) pts	16	pts	(5	) pts	(16)%

Total	(8	) pts	15	pts	(1	) pt	6%

Components of Fiscal 2023 Organic Net Sales Growth

Fourth Quarter	Organic Volume		Organic Price/Mix		Organic Net Sales	Foreign Exchange		Acquisitions & Divestitures		Reported Net Sales
North America Retail	(6	) pts	11	pts	5%	(1	) pt	(2	) pts	2%
Pet	(2	) pts	9	pts	7%	—		—		7%
North America Foodservice	(2	) pts	3	pts	1%	—		6	pts	7%
International	(13	) pts	18	pts	6%	(3	) pts	(3	) pts	(1)%

Total	(6	) pts	11	pts	5%	(1	) pt	(1	) pt	3%

Full Year
North America Retail	(4	) pts	16	pts	12%	(1	) pt	(2	) pts	9%
Pet	(3	) pts	11	pts	9%	—		1	pt	9%
North America Foodservice	(2	) pts	15	pts	13%	—		6	pts	19%
International	(8	) pts	12	pts	4%	(5	) pts	(16	) pts	(16)%

Total	(4	) pts	14	pts	10%	(1	) pt	(4	) pts	6%

Fiscal 2023 Segment Operating Profit Growth

Fourth Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	2%	2%
Pet	18%	18%
North America Foodservice	(10)%	(10)%
International	(12)%	(9)%

Total	2%	2%

Full Year
North America Retail	18%	18%
Pet	(5)%	(5)%
North America Foodservice	14%	14%
International	(30)%	(25)%

Total	12%	12%

North America Retail Segment

Fourth-quarter net sales for General Mills’ North America Retail segment increased 2 percent to $3.1 billion, driven by favorable net price realization and mix, partially offset by lower pound volume, including a 2-point headwind from divestitures, and a 1-point headwind from unfavorable foreign currency exchange. Organic net sales increased 5 percent. Net sales performance was negatively impacted by a reduction in retailer inventory, with comparable Nielsen-measured retail sales up 10 percent in the quarter. Segment operating profit of $780 million was up 2 percent as reported and in constant currency, driven primarily by favorable net price realization and mix, partially offset by higher input costs, lower volume, and higher SG&A expenses, including a double-digit increase in media investment.

For the full year, North America Retail segment net sales increased 9 percent to $12.66 billion, including a 2-point headwind from divestitures and a 1-point headwind from unfavorable foreign currency exchange. Organic net sales were up 12 percent. Net sales growth was broad based, including increases of 13 percent in U.S. Snacks, 10 percent in U.S. Meals & Baking Solutions, and 7 percent in U.S. Morning Foods. Constant-currency net sales were up 8 percent in Canada. Segment operating profit of $3.2 billion was up 18 percent as reported and in constant currency, driven primarily by favorable net price realization and mix, partially offset by higher input costs, lower volume, and higher SG&A expenses, including a double-digit increase in media investment.

Pet Segment

Fourth-quarter net sales for the Pet segment increased 7 percent to $655 million, driven by favorable net price realization and mix, partially offset by lower pound volume. Organic net sales were also up 7 percent. Net sales were up double digits for dry pet food, up high-single digits for pet treats, and down high-single digits for wet pet food. Segment operating profit of $133 million was up 18 percent, driven primarily by favorable net price realization and mix and Holistic Margin Management (HMM) cost savings, partially offset by input cost inflation, higher SG&A expenses, including a double-digit increase in media investment, and higher other cost of goods sold.

For the full year, Pet segment net sales increased 9 percent to $2.5 billion. Organic net sales were also up 9 percent. Net sales were up double digits for dry pet food and pet treats and were flat for wet pet food. Segment operating profit was down 5 percent to $446 million, driven primarily by higher input costs, higher SG&A expenses, and lower volume, partially offset by favorable net price realization and mix.

North America Foodservice Segment

Fourth-quarter net sales for the North America Foodservice segment increased 7 percent to $564 million, driven primarily by a 6-point benefit from the TNT Crust acquisition. Organic net sales were up 1 percent, including a 2-point headwind from market index pricing on bakery flour. Segment operating profit was down 10 percent to $72 million, driven primarily by higher input costs and higher SG&A expenses, partially offset by favorable net price realization and mix and higher volume.

For the full year, North America Foodservice net sales increased 19 percent to $2.2 billion, including a 6-point benefit from the TNT Crust acquisition. Organic net sales were up 13 percent. Segment operating profit increased 14 percent to $290 million, driven primarily by favorable net price realization and mix and higher volume, partially offset by higher input costs and higher SG&A expenses.

International Segment

Fourth-quarter net sales for the International segment were down 1 percent to $745 million, driven by lower pound volume, including the impact of the dough divestitures, and a 3-point headwind from foreign currency exchange, partially offset by favorable net price realization and mix. Organic net sales were up 6 percent, led by high-single-digit growth in Europe & Australia and China. Segment operating profit of $67 million was down 12 percent as reported and down 9 percent in constant currency, driven by higher input costs, lower volume, and higher SG&A expenses, partially offset by favorable net price realization and mix.

For the full year, International net sales were down 16 percent to $2.8 billion, driven by lower pound volume, including the impact of the yogurt and dough divestitures and the ice cream recall, and a 5-point headwind from foreign currency exchange, partially offset by favorable net price realization and mix. Organic net sales were up 4 percent. Segment operating profit of $162 million was down 30 percent as reported and down 25 percent in constant currency, driven by higher input costs and lower volume, including the impacts of the yogurt and dough divestitures and the ice cream recall, partially offset by favorable net price realization and mix and lower SG&A expenses.

Joint Venture Summary

Fourth-quarter constant-currency net sales increased 8 percent for Cereal Partners Worldwide (CPW) and essentially matched year-ago levels for Häagen-Dazs Japan (HDJ). Combined after-tax earnings from joint ventures increased 19 percent to $23 million, driven primarily by favorable net price realization and mix for CPW, partially offset by higher input costs for CPW and HDJ. For the full year, after-tax earnings from joint ventures totaled $81 million compared to $112 million a year ago.

Other Income Statement Items

Full-year unallocated corporate items totaled $1,033 million net expense in fiscal 2023 compared to $403 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $621 million net expense this year compared to $445 million net expense last year, driven primarily by higher compensation and benefits expense, capability investments, and corporate charitable contributions.

The company recorded a net $445 million pre-tax gain on divestitures in fiscal 2023 compared to a net $194 million gain a year ago (please see Note 2 below for more information on these items). Restructuring, impairment, and other exit costs totaled $56 million this year compared to a $26 million net recovery a year ago (please see Note 3 below for more information on these charges). Benefit plan non-service income totaled $89 million this year compared to $113 million a year ago, driven primarily by an increase in interest cost, partially offset by lower amortization of losses and a higher expected return on plan assets.

Net interest expense in fiscal 2023 totaled $382 million compared to $380 million a year ago, with higher interest rates largely offset by lower average long-term debt balances. The effective tax rate for fiscal 2023 was 19.5 percent compared to 18.3 percent last year (please see Note 6 below for more information on our effective tax rate). The adjusted effective tax rate was 20.4 percent compared to 20.9 percent a year ago.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $2.8 billion in fiscal 2023 compared to $3.3 billion a year ago, driven primarily by changes in inventory and accounts payable. Capital investments of $690 million were up 21 percent from a year ago. Full-year operating cash flow conversion was 106 percent of after-tax earnings and free cash flow conversion was 80 percent of adjusted after-tax earnings. Dividends paid increased 3 percent to $1.3 billion. General Mills repurchased approximately 18 million shares of common stock in fiscal 2023 for a total of $1.4 billion compared to $877 million in share repurchases a year ago. Average diluted shares outstanding decreased 2 percent to 601 million.

Dividend Increase

The General Mills board of directors declared a quarterly dividend of $0.59 per share, payable August 1, 2023, to shareholders of record July 10, 2023. This represents a 9 percent increase from the previous quarterly rate of $0.54 per share. General Mills and its predecessor company have paid dividends without interruption for 124 years.

Fiscal 2024 Outlook

General Mills expects the largest factors impacting its performance in fiscal 2024 will be the economic health of consumers, the moderating rate of input cost inflation, and the increasing stability of the supply chain environment. The company expects to drive organic net sales growth in fiscal 2024 through strong marketing, innovation, in-store support, and net price realization generated through its Strategic Revenue Management (SRM) capability, most of which will be carried over from SRM actions taken in fiscal 2023. For the full year, input cost inflation is expected to be 5 percent of total cost of goods sold, driven primarily by labor inflation that continues to impact sourcing, manufacturing, and logistics costs. The company expects to generate HMM cost savings of roughly 4 percent of cost of goods sold, compared to 3 percent achieved in fiscal 2023.

With these assumptions in mind, General Mills outlined its full-year financial targets for fiscal 2024²:

•	Organic net sales are expected to increase 3 to 4 percent.

•	Adjusted operating profit is expected to increase 4 to 6 percent in constant currency from the base of $3.5 billion reported in fiscal 2023.

•	Adjusted diluted EPS is expected to increase 4 to 6 percent in constant currency from the base of $4.30 earned in fiscal 2023.

•	Free cash flow conversion is expected to be at least 95 percent of adjusted after-tax earnings.

•

The net impact of divestitures and foreign currency exchange is expected to reduce full-year reported net sales growth by approximately one half of one percent, and foreign currency exchange is expected to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth.

²

Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, June 28, 2023, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2024 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except per Share Data)

	Fiscal Year
	2023	% Change	2022	% Change	2021
	(Unaudited)
Net sales	$20,094.2	6%	$18,992.8	5%	$18,127.0
Cost of sales	13,548.4	8%	12,590.6	8%	11,678.7
Selling, general, and administrative expenses	3,500.4	11%	3,147.0	2%	3,079.6
Divestitures (gain) loss, net	(444.6)	129%	(194.1)	NM	53.5
Restructuring, impairment, and other exit costs (recoveries)	56.2	NM	(26.5)	NM	170.4

Operating profit	3,433.8	(1%)	3,475.8	11%	3,144.8
Benefit plan non-service income	(88.8)	(22%)	(113.4)	(15%)	(132.9)
Interest, net	382.1	1%	379.6	(10%)	420.3

Earnings before income taxes and after-tax earnings from joint ventures	3,140.5	(2%)	3,209.6	12%	2,857.4
Income taxes	612.2	4%	586.3	(7%)	629.1
After-tax earnings from joint ventures	81.3	(27%)	111.7	(5%)	117.7

Net earnings, including earnings attributable to redeemable and noncontrolling interests	2,609.6	(5%)	2,735.0	17%	2,346.0
Net earnings attributable to redeemable and noncontrolling interests	15.7	(43%)	27.7	NM	6.2

Net earnings attributable to General Mills	$2,593.9	(4%)	$2,707.3	16%	$2,339.8

Earnings per share — basic	$4.36	(2%)	$4.46	17%	$3.81

Earnings per share — diluted	$4.31	(2%)	$4.42	17%	$3.78

Dividends per share	$2.16	6%	$2.04	1%	$2.02

	Fiscal Year
	2023	Basis Pt Change	2022	Basis Pt Change	2021
Comparisons as a % of net sales:
Gross margin	32.6%	(110)	33.7%	(190)	35.6%
Selling, general, and administrative expenses	17.4%	80	16.6%	(40)	17.0%
Operating profit	17.1%	(120)	18.3%	100	17.3%
Net earnings attributable to General Mills	12.9%	(140)	14.3%	140	12.9%

	Fiscal Year
	2023	Basis Pt Change	2022	Basis Pt Change	2021
Adjusted comparisons as a % of net sales (a):
Adjusted gross margin	34.2%	120	33.0%	(180)	34.8%
Adjusted operating profit	17.2%	30	16.9%	(50)	17.4%
Adjusted net earnings attributable to General Mills	12.9%	20	12.7%	(30)	13.0%

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 28, 2023	May 29, 2022	% Change
Net sales	$5,030.0	$4,891.2	3%
Cost of sales	3,301.8	3,121.3	6%
Selling, general, and administrative expenses	867.9	809.4	7%
Divestitures gain	—	(24.0)	NM
Restructuring, impairment, and other exit costs (recoveries)	42.1	(31.6)	NM

Operating profit	818.2	1,016.1	(19%)
Benefit plan non-service income	(23.8)	(29.0)	(18%)
Interest, net	104.6	104.5	—

Earnings before income taxes and after-tax earnings from joint ventures	737.4	940.6	(22%)
Income taxes	140.7	134.5	5%
After-tax earnings from joint ventures	23.4	19.7	19%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	620.1	825.8	(25%)
Net earnings attributable to redeemable and noncontrolling interests	5.2	3.0	NM

Net earnings attributable to General Mills	$614.9	$822.8	(25%)

Earnings per share — basic	$1.04	$1.36	(24%)

Earnings per share — diluted	$1.03	$1.35	(24%)

	Quarter Ended
	May 28, 2023	May 29, 2022	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	34.4%	36.2%	(180)
Selling, general, and administrative expenses	17.3%	16.5%	80
Operating profit	16.3%	20.8%	(450)
Net earnings attributable to General Mills	12.2%	16.8%	(460)

	Quarter Ended
	May 28, 2023	May 29, 2022	Basis Pt Change
Adjusted comparisons as a % of net sales (a):
Adjusted gross margin	35.0%	33.8%	120
Adjusted operating profit	17.7%	18.3%	(60)
Adjusted net earnings attributable to General Mills	13.4%	13.9%	(50)

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP)

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2023	% Change	2022	% Change	2021
	(Unaudited)
Net sales:
North America Retail	$12,659.9	9%	$11,572.0	3%	$11,250.0
International	2,769.5	(16%)	3,315.7	(9%)	3,656.8
Pet	2,473.3	9%	2,259.4	30%	1,732.4
North America Foodservice	2,191.5	19%	1,845.7	24%	1,487.8

Total	$20,094.2	6%	$18,992.8	5%	$18,127.0

Operating profit:
North America Retail	$3,181.3	18%	$2,699.7	(1%)	$2,725.9
International	161.8	(30%)	232.0	(2%)	236.6
Pet	445.5	(5%)	470.6	13%	415.0
North America Foodservice	290.0	14%	255.5	26%	203.3

Total segment operating profit	$4,078.6	12%	$3,657.8	2%	$3,580.8

Unallocated corporate items	1,033.2	157%	402.6	90%	212.1
Divestitures (gain) loss, net	(444.6)	129%	(194.1)	NM	53.5
Restructuring, impairment, and other exit costs (recoveries)	56.2	NM	(26.5)	NM	170.4

Operating profit	$3,433.8	(1%)	$3,475.8	11%	$3,144.8

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	May 28, 2023	May 29, 2022	% Change
Net sales:
North America Retail	$3,066.0	$3,004.9	2%
International	744.7	749.7	(1%)
Pet	655.0	610.3	7%
North America Foodservice	564.3	526.3	7%

Total	$5,030.0	$4,891.2	3%

Operating profit:
North America Retail	$779.5	$764.2	2%
International	66.8	76.1	(12%)
Pet	133.2	113.3	18%
North America Foodservice	72.5	80.6	(10%)

Total segment operating profit	$1,052.0	1,034.2	2%

Unallocated corporate items	191.7	73.7	160%
Divestitures gain	—	(24.0)	NM
Restructuring, impairment, and other exit costs (recoveries)	42.1	(31.6)	NM

Operating profit	$818.2	$1,016.1	(19%)

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	May 28, 2023	May 29, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$585.5	$569.4
Receivables	1,683.2	1,692.1
Inventories	2,172.0	1,867.3
Prepaid expenses and other current assets	735.7	802.1
Assets held for sale	—	158.9

Total current assets	5,176.4	5,089.8
Land, buildings, and equipment	3,636.2	3,393.8
Goodwill	14,511.2	14,378.5
Other intangible assets	6,967.6	6,999.9
Other assets	1,160.3	1,228.1

Total assets	$31,451.7	$31,090.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,194.2	$3,982.3
Current portion of long-term debt	1,709.1	1,674.2
Notes payable	31.7	811.4
Other current liabilities	1,600.7	1,552.0

Total current liabilities	7,535.7	8,019.9
Long-term debt	9,965.1	9,134.8
Deferred income taxes	2,110.9	2,218.3
Other liabilities	1,140.0	929.1

Total liabilities	20,751.7	20,302.1

Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,222.4	1,182.9
Retained earnings	19,838.6	18,532.6
Common stock in treasury, at cost, shares of 168.0 and 155.7	(8,410.0)	(7,278.1)
Accumulated other comprehensive loss	(2,276.9)	(1,970.5)

Total stockholders’ equity	10,449.6	10,542.4
Noncontrolling interests	250.4	245.6

Total equity	10,700.0	10,788.0

Total liabilities and equity	$31,451.7	$31,090.1

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2023	2022
	(Unaudited)
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$2,609.6	$2,735.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	546.6	570.3
After-tax earnings from joint ventures	(81.3)	(111.7)
Distributions of earnings from joint ventures	69.9	107.5
Stock-based compensation	111.7	98.7
Deferred income taxes	(22.2)	62.2
Pension and other postretirement benefit plan contributions	(30.1)	(31.3)
Pension and other postretirement benefit plan costs	(27.6)	(30.1)
Divestitures gain, net	(444.6)	(194.1)
Restructuring, impairment, and other exit costs (recoveries)	24.4	(117.1)
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	(48.9)	277.4
Other, net	71.1	(50.7)

Net cash provided by operating activities	2,778.6	3,316.1

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(689.5)	(568.7)
Acquisition, net of cash acquired	(251.5)	(1,201.3)
Investments in affiliates, net	(32.2)	15.4
Proceeds from disposal of land, buildings, and equipment	1.3	3.3
Proceeds from divestitures, net of cash divested	633.1	74.1
Other, net	(7.6)	(13.5)

Net cash used by investing activities	(346.4)	(1,690.7)

Cash Flows - Financing Activities
Change in notes payable	(769.3)	551.4
Issuance of long-term debt	2,324.4	2,203.7
Payment of long-term debt	(1,421.7)	(3,140.9)
Proceeds from common stock issued on exercised options	232.3	161.7
Purchases of common stock for treasury	(1,403.6)	(876.8)
Dividends paid	(1,287.9)	(1,244.5)
Distributions to noncontrolling and redeemable interest holders	(15.7)	(129.8)
Other, net	(62.6)	(28.0)

Net cash used by financing activities	(2,404.1)	(2,503.2)

Effect of exchange rate changes on cash and cash equivalents	(12.0)	(58.0)

Increase (decrease) in cash and cash equivalents	16.1	(935.8)
Cash and cash equivalents - beginning of year	569.4	1,505.2

Cash and cash equivalents - end of year	$585.5	$569.4

Cash flow from changes in current assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(41.2)	$(166.3)
Inventories	(319.0)	(85.8)
Prepaid expenses and other current assets	61.6	(35.3)
Accounts payable	199.8	456.7
Other current liabilities	49.9	108.1

Changes in current assets and liabilities	$(48.9)	$277.4

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

Our fiscal year ends on the last Sunday in May. Our India business is on an April fiscal year end.

(2)

During the first quarter of fiscal 2023, we acquired TNT Crust, a manufacturer of high-quality frozen pizza crusts for regional and national pizza chains, foodservice distributors, and retail outlets, for a purchase price of $253 million. We financed the transaction with U.S. commercial paper. We consolidated the TNT Crust business into our Consolidated Balance Sheets and recorded goodwill of $157 million. The goodwill is included in the North America Foodservice segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. The consolidated results of the TNT Crust business are reported in our North America Foodservice segment on a one-month lag.

During the first quarter of fiscal 2023, we completed the asset sale of our Helper main meals and Suddenly Salad side dishes business to Eagle Family Foods Group for $607 million and recorded a pre-tax gain of $442 million.

In fiscal 2022, we sold our European dough businesses and recorded a net pre-tax gain on sale of $30 million.

During the third quarter of fiscal 2022, we sold our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl to Sodiaal International (Sodiaal) in exchange for Sodiaal’s interest in our Canadian yogurt business, a modified agreement for the use of Yoplait and Liberté brands in the United States and Canada, and cash. We recorded a net pre-tax gain of $164 million on the sale of these businesses.

During the first quarter of fiscal 2022, we acquired Tyson Foods’ pet treats business for $1.2 billion in cash. We financed the transaction with a combination of cash on hand and short-term debt. We consolidated Tyson Foods’ pet treats business into our Consolidated Balance Sheets and recorded goodwill of $762 million, indefinite-lived intangible assets for the Nudges, Top Chews, and True Chews brands totaling $330 million in aggregate, and a finite-lived customer relationship asset of $40 million. The goodwill is included in the Pet reporting unit and is deductible for tax purposes. The pro forma effects of this acquisition were not material.

(3)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended		Fiscal Year
In Millions	May 28, 2023	May 29, 2022	2023	2022	2021
Restructuring, impairment, and other exit costs (recoveries)	$42.1	$(31.6)	$56.2	$(26.5)	$170.4
Cost of sales	2.9	0.5	4.8	3.3	2.3

Total restructuring and impairment charges (recoveries)	45.0	(31.1)	61.0	(23.2)	172.7

Project-related costs classified in cost of sales	$2.4	$—	$2.4	$—	$—

In fiscal 2023, we approved restructuring actions to enhance the efficiency of our global supply chain structure. We expect to incur approximately $52 million of restructuring charges and project-related costs related to these actions, of which approximately $35 million will be cash. These charges are expected to consist of approximately $26 million of severance and $26 million of other costs, primarily $8 million of asset impairment and $11 million of other asset write-offs. We recognized $26 million of severance and $10 million of other costs in fiscal 2023. We expect these actions to be completed by the end of fiscal 2025.

In fiscal 2023, we approved restructuring actions in our International segment to optimize our Häagen-Dazs shops network. We expect to incur approximately $10 million of restructuring charges and project-related costs related to these actions, of which approximately $9 million will be cash. These charges are expected to consist of approximately $6 million of severance and $4 million of other costs. We recognized $6 million of severance and $1 million of other costs in fiscal 2023. We expect these actions to be completed by the end of fiscal 2024.

In fiscal 2022, we approved restructuring actions in the International segment to drive efficiencies in manufacturing and logistics operations. In connection with these actions, we recorded $15 million of restructuring charges, consisting of $8 million of severance and $7 million of other costs, primarily asset write-offs.

(4)

Unallocated corporate expense totaled $192 million in the fourth quarter of fiscal 2023, compared to $74 million in the fourth quarter of fiscal 2022. In the fourth quarter of fiscal 2023, we recorded a $26 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories compared to a $117 million net decrease in expense in the fourth quarter of fiscal 2022. We recorded $2 million of net losses related to valuation adjustments on certain corporate investments in the fourth quarter of fiscal 2023, compared to $36 million of net losses related to the sale of certain corporate investments and valuation adjustments in the fourth quarter of fiscal 2022. In the fourth quarter of fiscal 2022, we recorded $16 million of transaction costs related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl and the sale of our European dough businesses.

Unallocated corporate expense totaled $1,033 million in fiscal 2023, compared to $403 million last year. We recorded a $292 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in fiscal 2023, compared to a $133 million net decrease in expense last year. We recorded $84 million of net losses related to valuation adjustments and the sale of corporate investments in fiscal 2023, compared to $15 million of net losses in fiscal 2022. In fiscal 2023, we recorded a $22 million net charge related to a voluntary recall on certain international Häagen-Dazs ice cream products. In addition, we recorded $6 million of integration costs primarily related to our acquisition of TNT Crust in fiscal 2023, compared to $22 million of integration costs related to our acquisition of Tyson Foods’ pet treats business in fiscal 2022. In fiscal 2022, we recorded $73 million of transaction costs primarily related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, Liberté Marques Sàrl and the sale of our European dough businesses. In addition, we recorded a $22 million recovery related to a Brazil indirect tax item and a $13 million insurance recovery in fiscal 2022. In addition, certain compensation and benefits expenses and charitable contributions increased in fiscal 2023 compared to fiscal 2022.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 28, 2023	May 29, 2022	2023	2022	2021
Net earnings attributable to General Mills	$614.9	$822.8	$2,593.9	$2,707.3	$2,339.8

Average number of common shares - basic EPS	590.8	604.9	594.8	607.5	614.1
Incremental share effect from: (a)
Stock options	3.8	2.8	3.6	2.5	2.5
Restricted stock units and performance share units	3.1	2.9	2.8	2.6	2.5

Average number of common shares - diluted EPS	597.7	610.6	601.2	612.6	619.1

Earnings per share — basic	$1.04	$1.36	$4.36	$4.46	$3.81
Earnings per share — diluted	$1.03	$1.35	$4.31	$4.42	$3.78

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the fourth quarter of fiscal 2023 was 19.1 percent compared to 14.3 percent for the fourth quarter of fiscal 2022. The 4.8 percentage point increase was primarily due to a change in valuation allowance on our capital loss carryforwards and certain non-taxable components of the divestiture gains in fiscal 2022. Our adjusted effective tax rate was 19.1 percent in the fourth quarter of fiscal 2023 compared to 19.0 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP).

The effective tax rate for fiscal 2023 was 19.5 percent compared to 18.3 percent in fiscal 2022. The 1.2 percentage point increase was primarily driven by a change in valuation allowance on our capital loss carryforwards in fiscal 2022, partially offset by certain favorable discrete tax items in fiscal 2023. Our adjusted effective tax rate was 20.4 percent in fiscal 2023, compared to 20.9 percent in fiscal 2022 (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.5 percentage point decrease was primarily due to certain favorable discrete tax items in fiscal 2023.

(7)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our fiscal 2024 outlook for organic net sales growth, constant-currency adjusted operating profit, adjusted diluted EPS, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, acquisition transaction and integration costs, acquisitions, divestitures, and mark-to-market effects. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of acquisitions, divestitures, and restructuring actions throughout fiscal 2024. The unavailable information could have a significant impact on our fiscal 2024 GAAP financial results.

For fiscal 2024, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and acquisitions and divestitures completed prior to fiscal 2024 to reduce net sales growth by approximately one half of one percent and restructuring charges to total approximately $15 million to $20 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Divestitures gain (loss), net

Net divestitures gain primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Divestitures gain related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl and the sale of our European dough businesses in fiscal 2022. Divestiture loss related to the sale of our Laticínios Carolina business in Brazil in fiscal 2021. Please see Note 2.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Investment activity, net

Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2023. Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2022 and fiscal 2021. Please see Note 4.

Restructuring charges (recoveries) and project-related costs

Restructuring charges and project-related costs for global supply chain actions, network optimization actions, and previously announced actions in fiscal 2023. Restructuring charges for International restructuring actions and net restructuring recoveries for previously announced restructuring actions in fiscal 2022. Restructuring charges for previously announced restructuring actions in fiscal 2021. Please see Note 3.

Product recall, net

Voluntary recall costs recorded in fiscal 2023 related to certain international Häagen-Dazs ice cream products, net of insurance recovery. Product recall adjustment recorded in fiscal 2021 related to a recall in our international Green Giant business in fiscal 2020. Please see Note 4.

Acquisition integration costs

Integration costs primarily resulting from the acquisition of TNT Crust in fiscal 2023. Integration costs resulting from the acquisition of Tyson Foods’ pet treats business in fiscal 2022. Please see Note 4.

Transaction costs

Transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Fiscal 2022 transaction costs related primarily to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl, the sale of our European dough businesses, the sale of our Helper main meals and Suddenly Salad side business, and the acquisition of TNT Crust. Fiscal 2021 transaction costs related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl and the acquisition of Tyson Foods’ pet treats business. Please see Note 2.

Non-income tax recovery

Recovery related to a Brazil indirect tax item recorded in fiscal 2022 and fiscal 2021. Please see Note 4.

CPW restructuring charges

CPW restructuring charges related to previously announced restructuring actions.

Tax item

Discrete tax benefit recognized in fiscal 2022 related to a release of a valuation allowance associated with our capital loss carryforwards expected to be used against future divestiture gains. Discrete tax item related to amendments to reorganize certain U.S. retiree health and welfare benefits plans in fiscal 2021.

Adjusted Operating Profit and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Fiscal Year
	May 28, 2023	May 29, 2022	Change	2023	2022	Change
Operating profit growth as reported	$818.2	$1,016.1	(19)%	$3,433.8	$3,475.8	(1)%
Divestitures gain, net	—	(24.0)		(444.6)	(194.1)
Mark-to-market effects	25.5	(116.9)		291.9	(133.1)
Investment activity, net	1.9	35.6		84.0	14.7
Restructuring charges (recoveries)	45.0	(31.1)		61.0	(23.2)
Product recall, net	(3.0)	—		22.5	—
Acquisition integration costs	0.9	2.2		5.9	22.4
Project related costs	2.4	—		2.4	—
Transaction (recoveries) costs	(1.6)	16.0		0.4	72.8
Non-income tax recovery	—	(1.6)		—	(22.0)

Adjusted operating profit	$889.4	$896.3	(1)%	$3,457.3	$3,213.3	8%

Foreign currency exchange impact			Flat			Flat

Adjusted operating profit growth on a constant-currency basis			Flat			8%

Note: Table may not foot due to rounding.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rate follows:

	Quarter Ended				Fiscal Year
Per Share Data	May 28, 2023	May 29, 2022	Change		2023	2022	Change
Diluted earnings per share, as reported	$1.03	$1.35	(24)%		$4.31	$4.42	(2)%
Divestitures gain, net	—	(0.03)			(0.62)	(0.31)
Mark-to-market effects	0.03	(0.15)			0.37	(0.17)
Investment activity, net	—	0.04			0.11	0.01
Restructuring charges (recoveries)	0.06	(0.04)			0.08	(0.03)
Product recall, net	—	—			0.03	—
Acquisition integration costs	—	—			0.01	0.03
Transaction costs	—	0.02			—	0.09
Non-income tax recovery	—	—			—	(0.02)
Tax item	—	(0.08)			—	(0.08)

Adjusted diluted earnings per share	$1.12	$1.12	Flat		$4.30	$3.94	9%

Foreign currency exchange impact			(1	)pt			(1	)pt

Adjusted diluted earnings per share growth, on a constant-currency basis			1%				10%

Note: Table may not foot due to rounding.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	May 28, 2023		May 29, 2022
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,728.2	34.4%	$1,769.9	36.2%
Mark-to-market effects	25.5	0.5%	(116.9)	(2.4)%
Product recall, net	0.6	—%	—	—%
Restructuring charges	2.9	0.1%	0.6	—%
Project related costs	2.4	—%	—	—%

Adjusted gross margin	$1,759.6	35.0%	$1,653.6	33.8%

Operating profit as reported	$818.2	16.3%	$1,016.1	20.8%
Divestitures gain	—	—%	(24.0)	(0.5)%
Mark-to-market effects	25.5	0.5%	(116.9)	(2.4)%
Investment activity, net	1.9	—%	35.6	0.7%
Restructuring charges (recoveries)	45.0	0.9%	(31.1)	(0.6)%
Product recall, net	(3.0)	(0.1)%	—	—%
Acquisition integration costs	0.9	—%	2.2	—%
Project-related costs	2.4	—%	—	—%
Transaction (recoveries) costs	(1.6)	—%	16.0	0.3%
Non-income tax recovery	—	—%	(1.6)	—%

Adjusted operating profit	$889.4	17.7%	$896.3	18.3%

Net earnings attributable to General Mills as reported	$614.9	12.2%	$822.8	16.8%
Divestitures gain, net of tax (b)	—	—%	(18.5)	(0.4)%
Mark-to-market effects, net of tax (b)	19.7	0.4%	(90.0)	(1.8)%
Investment activity, net, net of tax (b)	1.9	—%	27.4	0.6%
Restructuring charges (recoveries), net of tax (b)	36.9	0.7%	(21.0)	(0.4)%
Product recall, net, net of tax (b)	(2.3)	—%	—	—%
Acquisition integration costs, net of tax (b)	0.7	—%	1.7	—%
Project-related costs, net of tax (b)	1.6	—%	—	—%
CPW restructuring charges, net of tax	—	—%	0.2	—%
Transaction (recoveries) costs, net of tax (b)	(1.2)	—%	10.8	0.2%
Non-income tax recovery, net of tax (b)	—	—%	(1.1)	—%
Tax item	—	—%	(50.7)	(1.0)%

Adjusted net earnings attributable to General Mills	$672.2	13.4%	$681.6	13.9%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.

(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Fiscal Year
In Millions	2023		2022		2021
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$6,545.8	32.6%	$6,402.2	33.7%	$6,448.3	35.6%
Mark-to-market effects	291.9	1.5%	(133.1)	(0.7)%	(138.8)	(0.8)%
Product recall, net	25.4	0.1%	—	—%	(3.5)	—%
Restructuring charges	4.8	—%	3.4	—%	2.3	—%
Project-related costs	2.4	—%	—	—%	—	—%
Transaction costs	—	—%	0.8	—%	1.0	—%
Acquisition integration costs	—	—%	0.1	—%	—	—%

Adjusted gross margin	$6,870.2	34.2%	$6,273.4	33.0%	$6,309.4	34.8%

Operating profit as reported	$3,433.8	17.1%	$3,475.8	18.3%	$3,144.8	17.3%
Divestitures (gain) loss, net	(444.6)	(2.2)%	(194.1)	(1.0)%	53.5	0.3%
Mark-to-market effects	291.9	1.5%	(133.1)	(0.7)%	(138.8)	(0.8)%
Investment activity, net	84.0	0.4%	14.7	0.1%	(76.4)	(0.4)%
Restructuring charges (recoveries)	61.0	0.3%	(23.2)	(0.1)%	172.7	1.0%
Product recall, net	22.5	0.1%	—	—%	(3.5)	—%
Acquisition integration costs	5.9	—%	22.4	0.1%	—	—%
Project-related costs	2.4	—%	—	—%	—	—%
Transaction costs	0.4	—%	72.8	0.4%	9.5	0.1%
Non-income tax recovery	—	—%	(22.0)	(0.1)%	(8.8)	—%

Adjusted operating profit	$3,457.3	17.2%	$3,213.3	16.9%	$3,153.2	17.4%

Net earnings attributable to General Mills as reported	$2,593.9	12.9%	$2,707.3	14.3%	$2,339.8	12.9%
Divestitures (gain) loss, net, net of tax (b)	(371.4)	(1.8)%	(189.0)	(1.0)%	27.1	0.1%
Mark-to-market effects, net of tax (b)	224.8	1.1%	(102.5)	(0.5)%	(106.9)	(0.6)%
Investment activity, net, net of tax (b)	66.0	0.3%	6.2	—%	(60.8)	(0.3)%
Restructuring charges (recoveries), net of tax (b)	48.4	0.2%	(16.7)	(0.1)%	137.2	0.8%
Product recall, net, net of tax (b)	17.3	0.1%	—	—%	(3.1)	—%
Acquisition integration costs, net of tax (b)	4.6	—%	17.2	0.1%	—	—%
Project-related costs, net of tax (b)	1.6	—%	—	—%	—	—%
CPW restructuring charges (recoveries), net of tax	1.0	—%	(0.9)	—%	1.9	—%
Transaction costs, net of tax (b)	0.2	—%	55.7	0.3%	6.7	—%
Non-income tax recovery, net of tax (b)	—	—%	(14.5)	(0.1)%	(5.8)	—%
Tax items	—	—%	(50.7)	(0.3)%	11.2	—%

Adjusted net earnings attributable to General Mills	$2,586.4	12.9%	$2,412.2	12.7%	$2,347.5	13.0%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.

(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended May 28, 2023
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant- Currency Basis
North America Retail	2%	Flat		2%
International	(12)%	(3	)pts	(9)%
Pet	18%	Flat		18%
North America Foodservice	(10)%	Flat		(10)%

Total segment operating profit	2%	Flat		2%

	Fiscal Year Ended May 28, 2023
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant- Currency Basis
North America Retail	18%	Flat		18%
International	(30)%	(5	)pts	(25)%
Pet	(5)%	Flat		(5)%
North America Foodservice	14%	Flat		14%

Total segment operating profit	12%	Flat		12%

Note: Tables may not foot due to rounding.

Net Sales Growth Rate for Canada Operating Unit on a Constant-currency Basis

We believe this measure of our Canada operating unit net sales provides useful information to investors because it provides transparency to the underlying performance for the Canada operating unit within our North America Retail segment by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rate for our Canada operating unit on a constant-currency basis is calculated as follows:

	Fiscal 2023
Percentage change in net sales as reported	2%
Impact of foreign currency exchange	(6	)pts

Percentage change in net sales on a constant-currency basis	8%

Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	May 28, 2023		May 29, 2022
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$737.4	$140.7	$940.6	$134.5
Divestitures gain, net	—	—	(24.0)	(5.5)
Mark-to-market effects	25.5	5.8	(116.9)	(26.9)
Investment activity, net	1.9	—	35.6	8.2
Restructuring charges (recoveries)	45.0	8.1	(31.1)	(10.0)
Product recall, net	(3.0)	(0.7)	—	—
Acquisition integration costs	0.9	0.2	2.2	0.5
Project-related costs	2.4	0.8	—	—
Transaction (recoveries) costs	(1.6)	(0.4)	16.0	5.2
Non-income tax recovery	—	—	(1.6)	(0.6)
Tax item	—	—	—	50.7

As adjusted	$808.6	$154.5	$820.8	$156.1

Effective tax rate:
As reported		19.1%		14.3%
As adjusted		19.1%		19.0%

Sum of adjustments to income taxes		$13.9		$21.6

Average number of common shares - diluted EPS		597.7		610.6

Impact of income tax adjustments on adjusted diluted EPS		$(0.02)		$(0.04)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

	Fiscal Year Ended
	May 28, 2023		May 29, 2022		May 30, 2021
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$3,140.5	$612.2	$3,209.6	$586.3	$2,857.4	$629.1
Divestitures (gain) loss, net	(444.6)	(73.2)	(194.1)	(5.1)	53.5	0.4
Mark-to-market effects	291.9	67.1	(133.1)	(30.6)	(138.8)	(31.9)
Investment activity, net	84.0	18.0	14.7	8.5	(76.4)	(15.6)
Restructuring charges (recoveries)	61.0	12.6	(23.2)	(6.4)	172.7	35.5
Product recall, net	22.5	5.2	—	—	(3.5)	(0.4)
Acquisition integration costs	5.9	1.3	22.4	5.1	—	—
Project related costs	2.4	0.8	—	—	—	—
Transaction costs	0.4	0.2	72.8	16.4	9.5	2.3
Non-income tax recovery	—	—	(22.0)	(7.5)	(8.8)	(3.0)
Tax item	—	—	—	50.7	—	(11.2)

As adjusted	$3,164.0	$644.1	$2,947.1	$617.4	$2,865.7	$605.2

Effective tax rate:
As reported		19.5%		18.3%		22.0%
As adjusted		20.4%		20.9%		21.1%

Sum of adjustments to income taxes		$32.0		$31.1		($24.0)

Average number of common shares - diluted EPS		601.2		612.6		619.1

Impact of income tax adjustments on adjusted diluted EPS		$(0.05)		$(0.05)		$0.04

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

Free Cash Flow Conversion Rate

We believe this measure provides useful information to investors because it is important for assessing our efficiency in converting earnings to cash and returning cash to shareholders. The calculation of free cash flow conversion rate and net cash provided by operating activities conversion rate, its equivalent GAAP measure, follows:

In Millions	Fiscal 2023	Fiscal 2022
Net earnings, including earnings attributable to redeemable and noncontrolling interests, as reported	$2,609.6	$2,735.0

Divestitures gain, net, net of tax	(371.4)	(189.0)
Mark-to-market effects, net of tax	224.8	(102.5)
Investment activity, net, net of tax	66.0	6.2
Restructuring charges (recoveries), net of tax	48.4	(16.7)
Product recall, net, net of tax	17.3	—
Acquisition integration costs, net of tax	4.6	17.2
Project related costs, net of tax	1.6	—
CPW restructuring charges, net of tax	1.0	(0.9)
Transaction costs, net of tax	0.2	56.4
Non-income tax recovery, net of tax	—	(14.5)
Tax items	—	(50.7)

Adjusted net earnings, including earnings attributable to redeemable and noncontrolling interests	$2,602.2	$2,440.5

Net cash provided by operating activities	2,778.6	3,316.1
Purchases of land, buildings, and equipment	(689.5)	(568.7)

Free cash flow	$2,089.1	$2,747.4

Net cash provided by operating activities conversion rate	106%	121%

Free cash flow conversion rate	80%	113%